Exhibit 99.01

Financial Contact: John Riley

GRIC Communications, Inc.

(408) 965-1377

investor@gric.com

Media Contact: Richard Rossi

GRIC Communications, Inc.

(408) 965-1144

rrossi@gric.com

GRIC Announces Profit of $0.01 Per Share in Third Quarter 2003;

Revenue Increases 12 percent to $10.7 Million Over Third Quarter 2002

MILPITAS, Calif., - October 23, 2003 - GRIC Communications, Inc. (Nasdaq: GRIC), a leading provider of secure enterprise mobility solutions, announced a profit of $178,000, or $0.01 per share, in the third quarter of 2003 on a revenue increase of 12 percent to $10.7 million, compared with a net loss of $0.02 per share and revenue of $9.5 million in the third quarter of 2002.  Overall gross margins were 61 percent in the third quarter of 2003, compared to 55 percent in the third quarter of 2002.  Cash increased to $23.4 million in the third quarter of 2003 from $22.7 million in the second quarter of 2003.

The Company announced that it signed 30 new enterprise customers and value added reseller (VAR) agreements in the last three months, including Merrill Lynch, Global Marine Systems LTD and KLA Tencor, adding them to its growing list of worldwide enterprise customers that already includes such companies as Avnet Inc., Lockheed Martin Corp., Matsushita Avionics Systems Corp., Procter & Gamble, Stanley Works and VeriSign Inc.  Major VARs who signed on with GRIC included Allstream Corp (formerly AT&T Canada) in Canada and Activ Australia.

“As evidence of the success of our direct sales efforts since last year’s introduction of our GRIC MobileOffice solution to the market, we have signed more than 80 enterprise customers,” said Bharat Davé, President and Chief Executive Officer.  “Revenue from enterprise customers and VARs on a combined basis now makes up more than 25% of our company’s overall revenue mix and we expect that percentage to continue to grow in future quarters.”

Davé noted that GRIC has significantly stepped up its enterprise sales and marketing efforts, as evidenced by approximately $500,000 in increased programs and headcount spending during the last quarter compared to the second quarter of 2003. The Company is waging an aggressive, sustained marketing campaign to increase GRIC’s brand recognition and drive sales leads in the critical enterprise market.

To further strengthen GRIC’s total value proposition, the Company recently announced its plans to acquire Axcelerant, Inc., a leading provider of managed broadband VPN services for Fortune 1,000 enterprises such as Bristol-Myers Squibb, Philip Morris USA, Charles Schwab, and many others. Together, GRIC and Axcelerant provide enterprises with a ground-breaking offering: the industry’s first and most comprehensive solution for managing secure remote access for all employees outside the corporate firewall — including mobile workers, teleworkers and branch office employees.

“It is clear that the GRIC message and GRIC’s value proposition of increased management control and higher end-user productivity coupled with lower total cost of ownership and faster return on investment is resonating strongly with current and prospective enterprise customers,” said Davé. “Our planned acquisition of Axcelerant, which we expect to be finalized in the current quarter, will make this positioning even more compelling. Based on the response we have received from existing Axcelerant and GRIC customers, we anticipate strong market acceptance of the new GRIC total solution for outside the firewall access.  One of Axcelerant’s long time customers, Mindspeed Technologies, has already adopted the combined GRIC/Axcelerant solution.”

“Our ability to generate positive cash flow in three of the last four quarters is a good indication of the underlying financial strength of GRIC’s business model,” said Kim Silverman, Vice President and Chief Financial Officer. “This strong cash position provides enhanced flexibility to accelerate our revenue growth trajectory and enables us to expand our service offering and take advantage of emerging markets.”

Davé emphasized that the Company has also signed several agreements that will extend its global leadership position in the burgeoning Wi-Fi industry. “Our agreements with market leaders such as Hanaro Telecom, SingTel and STSN will not only enhance the GRIC TierOne Network™, but will also help stimulate market demand for Wi-Fi by making Wi-Fi available to a greater number of major corporate enterprises,” he said.  “In addition, we expect to see substantial growth in the number and diversity of Wi-Fi access locations in Europe in the fourth quarter, as a result of our recent agreements with The Cloud, Monzoon Networks and PicoPoint.  These network providers will bring more than 2,200 Wi-Fi access locations to the GRIC TierOne Network over the coming months.

GRIC already has deployed an international broadband network covering 20 countries with nearly 600 wired Ethernet locations — primarily in hotels in the United States — and more than 2,500 wireless access locations. By implementing currently signed agreements, GRIC plans to raise the number of countries covered by the network to 32 and the number of wireless access points alone to more than 4,000 in the next several months. GRIC also expects to add additional fixed Ethernet locations in the current quarter.  This emerging broadband network complements GRIC’s leading dialup network of over 35,000 dialing locations in more than 150 countries.

Telecommunication customers of the Company include many of the world’s top-tier ISPs and telcos, such as AOL, AT&T, Cable & Wireless, China Telecom, Chunghwa Telecom, Earthlink, France Telecom, MCI, NTT, SingTel, Sony Communication Network Corporation and Telstra.

The Company noted that minutes of Internet remote access carried over the GRIC TierOne Network™ during the third quarter of 2003 grew 13 percent over the same quarter last year.  GRIC carried 286 million minutes of Internet remote access traffic during the third quarter of 2003, compared with 252 million minutes during the third quarter of 2002.

The Company also announced the appointment of Walter Sousa, Executive Chairman of MediaRing Ltd., a Singapore Exchange-listed company, to its board of directors, compensation committee and nomination committee.  Sousa, who is 60, has served as MediaRing’s Chairman since the company’s initial public offering in 1999 and its Executive Chairman since September 2001.  From 1993 to 1996, Sousa was the Chairman and Chief Operating Officer of AT&T Asia Pacific.  From 1991 to 1993, he was Chief Operating Officer of Astec (BSR) PLC, a London Stock Exchange-listed company, where he was responsible for worldwide operations.  From 1985 to 1991, Sousa was the President of Hewlett Packard Far East, based in Hong Kong.  He holds a Masters degree in Public Administration from American University and a Bachelors degree in Electrical Engineering from Santa Clara University.

In addition, the Company announced the resignation of board members Mark Hsu and Robert Shen, representatives of H&Q Asia Pacific, a venture capital fund. Their resignations, effective

October 20, 2003, reflected a decision by H&Q Asia Pacific to reduce participation by its employees on boards of directors of companies whose shares are publicly traded.

“We are very excited to have Walter join our board, since he will bring with him a wealth of sales and operational experience as well as high level customer contacts in key Asian markets,” said Hong Chen, the Company’s Chairman.  “At the same time, we are very appreciative of the service provided by Mark and Robert as board representatives of one of our long-time investors.”

Following these changes, the Company indicated that its board consists of six directors.  Previously, the Company announced that James Goodman, a member of Axcelerant’s board, together with a new independent director mutually agreed upon by GRIC and Axcelerant, would both become members of GRIC’s board following consummation of its merger with Axcelerant.

BUSINESS OUTLOOK

The following statements are based on current expectations and information available to us as of October 23, 2003; we do not undertake a duty to update them. This statement assumes the consummation of our planned acquisition of Axcelerant, Inc. effective December 1, 2003.  Our ability to project future results is inherently uncertain. These statements are “forward-looking” and actual results may differ materially as a result of risks outlined below.

**The Company expects revenue in the range of $11.8 to $12.2 million for the fourth quarter of 2003.

**The Company expects overall gross margins in the range of 56 to 58 percent for the fourth quarter of 2003.

**The Company expects to see operating expense levels (Network & Operations, R&D and SG&A) in the range of $7.2 to $7.5 million in the fourth quarter of 2003.

The statements by Bharat Davé and Kim Silverman, and the above statements contained in this business outlook section, are forward-looking statements that involve risks and uncertainties. Factors that could cause such statements to be inaccurate, or that could cause the noted anticipated benefits and synergies of the GRIC-Axcelerant merger not to be realized, include:  the possibility that the acquisition will not be completed, or that prior to the closing the businesses of the companies will suffer due to uncertainty about the acquisition; the failure of revenue or cost synergies related to the merger to materialize (for example due to difficulties in the integration of the two companies and their personnel, products and services that may result in loss of customer traction, customer cancellations or increased integration costs); the possibility that the market for the offerings of the combined company will not develop as rapidly as anticipated or in the direction anticipated, or that product or service launches will be delayed; or factors that could impact GRIC’s separate operations, including the risk factors listed from time to time in our most recent reports on Form 10-K and Form 10-Q on file with the SEC and available through www.sec.gov.

GRIC REITERATES OUTLOOK PUBLICATION PROCEDURES

Following the publication of its quarterly earnings release, GRIC will continue its practice of having company representatives meet privately with investors, the media, investment analysts and others. At these meetings GRIC may reiterate the outlook published in the earnings release. At the same time, GRIC will keep its earnings release and outlook publicly available on its Web site (www.gric.com). Prior to the start of the Quiet Period described below, the public can continue to rely on the outlook on the Web site as still being GRIC’s current expectations on matters covered, unless GRIC publishes a notice stating otherwise.

Towards the end of each fiscal quarter, GRIC will observe a “Quiet Period” when it no longer publishes or updates information about GRIC’s current expectations. During the Quiet Period GRIC representatives will not comment concerning outlook or GRIC’s financial results or expectations. The Quiet Period will extend until the day when GRIC’s next quarterly earnings release is published. For the fourth quarter, the Quiet Period will be December 15, 2003 through January 29, 2004.

About GRIC Communications, Inc.

GRIC Communications, Inc. is a leading provider of secure enterprise mobility solutions for enterprises and service providers worldwide. GRIC’s mission is to enable customers to dramatically reduce the cost, complexity, and risk of mobility, while maximizing the productivity of mobile and remote workers. The GRIC TierOne Network™ of more than 300 top-tier service providers is the world’s largest access network and features more than 35,000 wired and wireless access points in over 150 countries. GRIC is the world’s leading and most experienced provider of secure mobile broadband services. The GRIC Tier One Network includes over 3,000 Wi-Fi and broadband access points in hotels, convention centers, and airports worldwide.

The award-winning GRIC MobileOffice enables enterprises to improve their control over and support for mobile professionals, while returning significant cost savings, minimizing risk, and improving productivity. GRIC MobileOffice features an easy-to-use, intuitive interface that maximizes productivity by enabling end users to securely, rapidly, and conveniently access their corporate information and applications from virtually anywhere.  More information about GRIC is available at www.GRIC.com.

GRIC, GRIC TierOne Network, GRIC MobileOffice and the GRIC logo are trademarks of GRIC Communications, Inc. All other trademarks mentioned in this document are the property of their respective owners.

GRIC Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2003	December 31, 2002
Assets

Cash, cash equivalents and short-term investments	$23,354	$23,079
Accounts receivable, net	5,397	3,978
Other current assets	1,889	1,108

Total current assets	30,640	28,165

Property and equipment, net	1,473	1,778
Other assets	439	667

Total Assets	$32,552	$30,610

Liabilities and Stockholders’ Equity

Accounts payable	$5,083	$4,331
Other current liabilities	1,755	1,215

Total current liabilities	6,838	5,546

Long term liabilities	—	88

Total stockholders’ equity	25,714	24,976

Total Liabilities and Stockholders’ Equity	$32,552	$30,610

GRIC Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Revenues	$10,694	$9,515	$30,043	$25,078

Costs and expenses:

Cost of revenues	4,172	4,277	12,979	11,318
Network and operations	980	1,159	2,751	3,378
Research and development	634	658	1,833	2,226
Sales and marketing	3,828	2,810	9,837	9,266
General and administrative	947	1,262	3,572	3,893
Amortization of stock-based compensation	4	41	65	127
Restructuring charge (recovery)	—	(313)	(79)	369

Total costs and expenses	10,565	9,894	30,958	30,577

Income (loss) from operations	129	(379)	(915)	(5,499)
Other income (expense), net	58	80	124	182

Operating income (loss) before income taxes	187	(299)	(791)	(5,317)
Provision for income taxes	9	16	28	32

Net income (loss)	178	(315)	(819)	(5,349)

Deemed beneficial conversion dividend on Series A preferred stock				(11,781)

Net income (loss) attributable to common stockholders	$178	$(315)	$(819)	$(17,130)

Basic net income (loss) per share	$0.01	$(0.02)	$(0.04)	$(0.85)

Shares used in per share basic calculation	24,006	20,135	21,997	20,051

Diluted net income (loss) per share	$0.01	$(0.02)	$(0.04)	$(0.85)

Shares used in per share diluted calculation	31,810	20,135	21,997	20,051